Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Mobile Mini, Inc. 2006 Equity Incentive Plan, of our report dated March 1, 2013 (except for Note 18 (Discontinued Operation) to the consolidated financial statements, as to which the date is February 14, 2014), with respect to the consolidated financial statements and schedule of Mobile Mini, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

February 14, 2014